Exhibit 5.1

[Lurio & Associates, P.C. Letterhead]

April 21, 2010

USA Technologies, Inc.
100 Deerfield Lane, Suite 140
Malvern, PA 19355
Attn: Mr. George R. Jensen, Jr., Chief Executive Officer

Re: USA Technologies, Inc. - Registration Statement on Form S-1

Dear Mr. Jensen:

We have acted as counsel to USA Technologies, Inc., a Pennsylvania corporation (the "Company"), in connection with a Registration Statement on Form S-1 (File No. 333-165515)(the "Registration Statement") and the prospectus included in the Registration Statement (“Prospectus”) for the purpose of registering shares of the Company’s common stock, no par value (the “Shares”), accompanied by warrants (the “Warrants”) to purchase shares of Common Stock (“Warrant Shares”). The Warrants are being issued by the Company pursuant to a Warrant Agreement to be entered into between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent (“Warrant Agreement”).

In rendering this opinion, we have examined: (i) the Articles of Incorporation, as amended, and By-Laws of the Company; (ii) certain resolutions of the Board of Directors of the Company evidencing the corporate proceedings taken by the Company with respect to the Registration Statement and to authorize the issuance of the Shares, Warrants and Warrant Shares; (iii) the Registration Statement (including all exhibits thereto); and (iv) such other documents as we have deemed appropriate or necessary as a basis for the opinion hereinafter expressed.

The opinions expressed below are limited to Pennsylvania Business Corporation Law of 1988, the applicable provisions of the Pennsylvania Constitution and the reported judicial decisions interpreting such laws, and we do not express any opinion concerning any other laws.

In rendering the opinion expressed below, we assumed the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents and records examined, the conformity with the original documents of all documents submitted to us as copies, and the genuineness of all signatures. In addition to the foregoing, we also have relied, as to matters of fact, upon the representations made by the Company and its representatives.

Based upon and subject to the foregoing, and such legal considerations as we deem relevant, we are of the opinion that:

1.             The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the Commonwealth of Pennsylvania, the jurisdiction of its incorporation, and has full corporate power and authority to own its properties and conduct its business as described in the Registration Statement.

2.             When, as, and if the Shares have been duly authorized by appropriate corporate action, issued and delivered against payment to the Company of the purchase price of such Shares, all as contemplated by the Registration Statement and in accordance with the applicable definitive purchase or other agreement, such Shares will be validly issued, fully paid and non-assessable.

3.             When, as, and if the Warrants have been duly authorized by appropriate corporate action, issued and delivered against payment to the Company of the purchase price of such Warrants, all as contemplated by the Registration Statement and in accordance with the applicable definitive purchase or other agreement, such Warrants will constitute valid and binding obligations of the Company.

4.             When, as, and if the Warrant Shares have been duly authorized by appropriate corporate action, issued and delivered upon exercise of Warrants, in accordance with the terms of the Warrant Agreement, such Warrant Shares will be validly issued, fully paid and non-assessable.

This opinion is subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general applicability, affecting or limiting the rights of creditors, and general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to references made to this firm under the heading "Legal Matters" in the prospectus contained in the Registration Statement and all amendments thereto. In giving such consent we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of the Registration Statement or the prospectus within the meaning of the term “expert” as defined in Section 11 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder. The opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

Sincerely, /s/ Douglas M. Lurio LURIO & ASSOCIATES, P.C.